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                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                              SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                                NOVEMBER 30                         NOVEMBER 30
                                                           1997             1996              1997              1996
                                                           ----             ----              ----              ----
Weighted average number of shares outstanding:

Primary                                                43,993,301        40,658,752        43,993,301        41,243,888
Fully diluted                                          43,993,301        40,658,752        43,993,301        41,243,888


Primary:

Net loss                                               (8,934,637)       (3,505,828)       (4,247,438)       (2,541,683)
Paid and cumulative undeclared preferred
stock dividends                                          (305,775)         (235,825)         (152,887)         (110,825)
Implied dividend equal to intrinsic value of
preferred stock conversion feature                     (1,187,211)                           (731,092)
Net loss applicable to common stock                   (10,427,624)       (3,741,653)       (5,131,418)       (2,652,508)
Net loss per share                                          (0.24)            (0.09)            (0.12)            (0.06)

For the above years, earnings per share, assuming full dilution, has not been presented since the effect would be antidiluting.